Exhibit (g)(3)

Global Custody Agreement – New York

Table of Contents

1.	INTENTION OF THE PARTIES; DEFINITIONS		1

	1.1	INTENTION OF THE PARTIES	1
	1.2	DEFINITIONS; INTERPRETATION	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO		5

	2.1	SET UP ACCOUNTS	5
	2.2	DEPOSIT OF CASH	6
	2.3	SEGREGATION AND REGISTRATION OF ASSETS; NOMINEE NAME	7
	2.4	SETTLEMENT OF TRANSACTIONS	8
	2.5	CONTRACTUAL SETTLEMENT DATE ACCOUNTING	8
	2.6	INCOME COLLECTION (AUTOCREDIT)	9
	2.7	MISCELLANEOUS ADMINISTRATIVE DUTIES	9
	2.8	CORPORATE ACTIONS	10
	2.9	SECURITIES LITIGATION SERVICES	10
	2.10	PROXIES	10
	2.11	STATEMENTS OF ACCOUNT	11
	2.12	ACCESS TO J.P. MORGAN’S RECORDS	11
	2.13	MAINTENANCE OF FINANCIAL ASSETS AT SUBCUSTODIAN LOCATIONS	12
	2.14	RESTRICTED SERVICES	12
	2.15	FOREIGN EXCHANGE TRANSACTIONS	12
	2.16	ASSETS NOT CONTROLLED BY J.P. MORGAN	12
	2.17	CHANGE REQUESTS	13

3.	INSTRUCTIONS		14

	3.1	ACTING ON INSTRUCTIONS; METHOD OF INSTRUCTION AND UNCLEAR INSTRUCTIONS	14
	3.2	VERIFICATION AND SECURITY PROCEDURES	14
	3.3	INSTRUCTIONS CONTRARY TO LAW/MARKET PRACTICE	15
	3.4	CUT-OFF TIMES	15
	3.5	ELECTRONIC ACCESS AND CYBERSECURITY	15
	3.6	RECORDING OF TELEPHONE COMMUNICATIONS	15
	3.7	COOPERATION WITH CUSTOMER REGULATORS AND SERVICE PROVIDERS	15

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN		16

	4.1	FEES AND EXPENSES	16
	4.2	OVERDRAFTS	16
	4.3	J.P. MORGAN’S RIGHT OVER ACCOUNT ASSETS; SET-OFF	17

5.	SUBCUSTODIANS AND SECURITIES DEPOSITORIES		18

	5.1	APPOINTMENT OF SUBCUSTODIANS	18
	5.2	USE OF SECURITIES DEPOSITORIES	18
	5.4	LIABILITY FOR SUBCUSTODIANS AND SECURITIES DEPOSITORIES	21

6.	ADDITIONAL PROVISIONS		21

	6.1	REPRESENTATIONS OF THE CUSTOMER AND J.P. MORGAN	21
	6.2	THE CUSTOMER IS LIABLE TO J.P. MORGAN EVEN IF IT IS ACTING FOR ANOTHER PERSON	22

Global Custody Agreement – New York

	6.3	SPECIAL SETTLEMENT SERVICES (INCLUDING CLS SERVICES)	23
	6.4	THE CUSTOMER TO PROVIDE CERTAIN INFORMATION TO J.P. MORGAN	23
	6.5	INFORMATION CONCERNING DEPOSITS HELD BY J.P. MORGAN IN THE U.S	23
	6.6	INFORMATION CONCERNING DEPOSITS AT J.P. MORGAN’S NON-U.S. BRANCHES	23
	6.7	INSURANCE	24
	6.8	SECURITY HOLDING DISCLOSURE	24
	6.9	REGULATORY DISCLOSURE; CERTAIN INFORMATION OF THE CUSTOMER	24
	6.10	CONFIDENTIALITY	25
	6.11	USE OF J.P. MORGAN’S NAME	26
	6.12	REDISTRIBUTION OF DATA FROM THIRD PARTIES	26

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER		26

	7.1	STANDARD OF CARE; LIABILITY	26
	7.2	FORCE MAJEURE	28
	7.3	COUNTRY RISK	28
	7.4	THE PARTIES MAY CONSULT WITH COUNSEL	29
	7.5	J.P. MORGAN PROVIDES DIVERSE FINANCIAL SERVICES AND MAY GENERATE PROFITS AS A RESULT	29
	7.6	ANCILLARY SERVICES	29

8.	TAXATION		29

	8.1	TAX OBLIGATIONS	29
	8.2	TAX RELIEF SERVICES	30

9.	TERM AND TERMINATION		31

	9.1	TERM AND TERMINATION FOR CONVENIENCE	31
	9.2	OTHER GROUNDS FOR TERMINATION	31
	9.3	EXIT PROCEDURE	32

10.	MISCELLANEOUS		32

	10.1	NOTICE	32
	10.2	SUCCESSORS AND ASSIGNS	32
	10.3	ENTIRE AGREEMENT AND AMENDMENTS	33
	10.4	GOVERNING LAW AND JURISDICTION	33
	10.5	SEVERABILITY; WAIVER; AND SURVIVAL	34
	10.6	COUNTERPARTS	34
	10.7	NO THIRD PARTY BENEFICIARIES	34
	ANNEX I FUNDS		35
	ANNEX II ELECTRONIC ACCESS		36
	ANNEX III AVAILABILITY POLICY AND SCHEDULE		38
	APPENDIX 1		39

Global Custody Agreement – New York

GLOBAL CUSTODY AGREEMENT

This agreement, dated October 21, 2025 (the “Agreement”), is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at 270 Park Avenue, New York NY 10017; and JANUS ASPEN SERIES (the “Customer”) a with a place of business at 151 Detroit Street, Denver, CO 80206.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)

The Customer is an open-end management investment company, comprised of multiple series listed in Annex I, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), registered under the Investment Company Act of 1940, as amended (the “1940 Act”). For purposes of this Agreement, each individual Fund is a separate “Customer.” The parties agree that this Agreement shall be treated as if it were a separate, distinct and independent agreement between J.P. Morgan and each applicable Customer, as if the relevant Customer was the sole Customer with respect to the Agreement.

(b)

This Agreement sets out the terms on which J.P. Morgan will provide custodial, settlement, asset servicing and other associated services to the Customer beginning as of the Service Commencement Date. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement. Other services may be provided by J.P. Morgan and would be subject to separate terms and conditions, which J.P. Morgan may make available to the Customer upon request.

1.2	Definitions; Interpretation

(a)	Definitions

As used herein, the following terms have the meanings hereinafter stated.

“Account” has the meaning set forth in Section 2.1.

“Account Assets” has the meaning set forth in Section 4.3(a).

“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.

“Agreement” has the meaning set forth in the Preamble.

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or are subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

Global Custody Agreement – New York

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including an investment manager) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“AutoCredit” has the meaning set forth in Section 2.6(c).

“Bank Receivership” has the meaning set forth in Section 6.5(a).

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Change” has the meaning set forth in Section 2.17(a).

“Change Request” has the meaning set forth in Section 2.17(a).

“CLS Bank” means CLS Bank International, or any other subsidiary of CLS Group Holdings AG and, in each case, any successor thereto and/or in each case any subsidiary thereof.

“CLS Services” means the provision of continuous linked settlement currency exchange services by J.P. Morgan, a participant of CLS Bank.

“Confidential Information” means all non-public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s or J.P. Morgan’s Indemnitees breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Customer’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented to be disclosed.

“Control Account Assets” has the meaning set forth in Section 6.1(a).

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Financial Asset, but does not include rights with respect to class action litigation or proxy voting.

“Counterparty” has the meaning set forth in Section 2.1(c).

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation, capital controls, currency restrictions or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

Global Custody Agreement – New York

“Country Risk Event” means an event which occurs as a result of Country Risk.

“Customer” has the meaning set forth in the Preamble.

“Customer Indemnitees” means the Customer and its respective trustees, directors, officers, and employees.

“Dormant Account” has the meaning set forth in Section 2.1(d).

“Eligible Foreign Custodian” has the same meaning as set forth in rule 17f-5(a)(1) as the same may be amended from time to time, including (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank (as defined in rule 17f-5(a)(7) under the 1940 Act) or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC or its staff.

“Eligible Securities Depositary” has the same meaning set forth in rule 17f-7(b)(1)(i)-(vi) under the 1940 Act as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Security Entitlement against the Securities Intermediary.

“FDIC” has the meaning set forth in Section 6.5(a).

“Financial Asset” means a Security and refers, as the context requires, either to the Security itself or to the means by which a person’s claim to the Security is evidenced, including a Security certificate or a Security Entitlement. The term “Financial Asset” does not include cash.

“Identifying Information” has the meaning set forth in Section 6.9(a).

“Information” has the meaning set forth in Section 2.11(a).

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market data, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Instruction” means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan reasonably believes in good faith and in satisfaction of J.P. Morgan’s Standard of Care to have been given by an Authorized Person.

“J.P. Morgan” has the meaning set forth in the Preamble.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates, Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s Standard of Care” has the meaning set forth in Section 7.1(a) of this Agreement.

Global Custody Agreement – New York

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred and for the avoidance of doubt, with respect to any Liabilities owed by the Customer, Liabilities shall also include any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral Accounts or control Accounts established at J.P. Morgan pursuant to the Customer’s Instruction) and outstanding from time to time.

“Proxy Voting Service” has the meaning set forth in Section 2.10(a).

“Reports” means the reports, information or data provided by J.P. Morgan in connection with the provision of the Services.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” has the meaning set forth in Section 2.1(a)(i).

“Securities Depository” means any securities depository, clearing corporation, dematerialized book entry system or similar system for the central handling of Securities. The term “Securities Depository” as used in this Agreement, when referring to a securities depository located in the U.S., shall mean a “securities depository” as defined in rule 17f-4(c)(6) under the 1940 Act.

“Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer. Where a proposed change to a Security Procedure could reasonably be expected to have an impact on the Customer’s procedures, J.P. Morgan will consult with the Customer in advance of implementing any such change. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, an authenticated SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

“Service Commencement Date” means the date that J.P. Morgan begins providing the services under this Agreement, which the parties agree is intended to be on or about      , 2026.

“Services” means the services provided under this Agreement.

“Subcontractor” means any person, other than a Subcustodian and a J.P. Morgan Affiliate, to whom J.P. Morgan delegates the Services to. “Subcontractor” does not include any Subcustodian, Securities Depository or any entity referred to in Section 7.6 of this Agreement.

Global Custody Agreement – New York

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Financial Assets and act on its behalf in different jurisdictions and includes any Affiliated Subcustodian Bank or an Eligible Foreign Custodian, as defined above. In no event will an entity that is a Securities Depository, whether or not acting in that capacity, be deemed to be a Subcustodian. For the avoidance of doubt, the transfer agent of a Financial Asset shall not be deemed to be a Subcustodian with respect to that Financial Asset.

“USA PATRIOT Act” has the meaning set forth in Section 6.9(a).

“User Code” means a password digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar procedure used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.2.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited” to, and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)

Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)

The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)

one or more accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) to which Financial Assets are or may be credited (each a “Securities Account”), which may be held by J.P. Morgan, a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

Global Custody Agreement – New York

(ii)

one or more cash accounts in the name of the Customer (each, a “Cash Account”) (or in another name requested by the Customer that is acceptable to J.P. Morgan) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)

In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)

Upon not less than thirty (30) days’ prior written notice to the Customer in accordance with the notice provisions of the Agreement, which for the avoidance of doubt may be provided by e-mail at the email address provided by the Customer to J.P. Morgan, J.P. Morgan may close any Account for which J.P. Morgan has not received any Instructions for at least one (1) year or which J.P. Morgan otherwise reasonably determines to be dormant (each a “Dormant Account”). J.P. Morgan may, upon closure of a Dormant Account, move any Account Assets in that Account into another Account of the Customer and, in the case of a cash payment, J.P. Morgan is authorized to enter into any foreign exchange transactions with the Customer needed to facilitate the payment, as contemplated by Section 2.15.

(e)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as in force at the time of receipt;

(ii)

evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body);

(iii)

in cases where the Customer designates an investment manager, evidence reasonably satisfactory to J.P. Morgan of that appointment as an Authorized Person and of the officers and employees of the investment manager authorized to act with respect to the relevant Account;

(iv)	information about the Customer’s financial condition, such as its audited and unaudited financial statements; and

(v)	in the case of any Account opened in a name other than that of the Customer, documentation with respect to that name similar to that set forth in paragraphs (i) – (iv).

2.2	Deposit of Cash

(a)	Any cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer will be either:

(i)

deposited in one or more Cash Accounts at J.P. Morgan in New York or at one of its non-U.S. branch offices and will constitute a debt owing to the Customer by J.P. Morgan as banker, provided that (A) any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any applicable currency

Global Custody Agreement – New York

restrictions and (B) while J.P. Morgan is not required to pay or charge interest on any such Cash Account, J.P. Morgan may, from time to time, in its discretion, pay interest on any such Cash Account (or charge interest if, at the time, the prevailing interest rate in the relevant market for similar deposits in the same currency is negative) at a rate to be determined by J.P. Morgan; or

(ii)

deposited in an account maintained in the name of the Customer at the Subcustodian in the relevant market, in which case the deposit will constitute a debt owing to the Customer by that Subcustodian as the Customer’s banker and not by J.P. Morgan, payable exclusively in the applicable currency at that Subcustodian; for the avoidance of doubt, cash held in that account will not be part of the Cash Account(s). A list of markets for which this Section 2.2(a)(ii) applies will be made available on J.P. Morgan’s website.

(b)

Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or a provisional credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

(c)

J.P. Morgan will make amounts deposited into a Cash Account held in the United States available in accordance with its availability policy, the current version of which is attached hereto as Annex III.

2.3	Segregation and Registration of Assets; Nominee Name

(a)

J.P. Morgan will identify in its books that those Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as may be otherwise agreed by J.P. Morgan and the Customer).

(b)

To the extent permitted by Applicable Law, J.P. Morgan will require each Subcustodian to identify that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, by means of differently titled accounts on the books of the Subcustodian or other equivalent measures that achieve the same level of protection.

(c)	J.P. Morgan is authorized, in its discretion to:

(i)	hold in bearer form such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	hold Financial Assets in or deposit Financial Assets with any Securities Depository;

(iii)

hold Financial Assets in omnibus accounts on a fungible basis and accept delivery of Financial Assets of the same class and denomination as those deposited by the Customer, provided however, that such omnibus accounts will not contain any proprietary assets of J.P. Morgan; and further provided that to the extent that J. P. Morgan or any of its Subcustodians holds securities constituting Customer’s assets in an omnibus account that is identified as belonging to J. P. Morgan for the benefit of its customers, the records of J. P. Morgan shall identify which of such securities constitute a Customer’s assets;

(iv)	register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)	decline to accept any asset or property which it has notified Customer are inconsistent with its custodial operations.

Global Custody Agreement – New York

(d)

For the avoidance of doubt, unless J.P. Morgan has provided prior written approval, the Customer may not instruct a third party to register any Financial Asset in the name of J.P. Morgan, a Subcustodian, a Securities Depository or any of their respective nominees. The Customer agrees that any Financial Asset registered in the name of J.P. Morgan, a Subcustodian, a Securities Depository or any of their respective nominees without J.P. Morgan’s authorization shall not be considered to be held in custody under this Agreement.

2.4	Settlement of Transactions

(a)

Subject to Section 3 and Section 4.2, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Settlement of transactions will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Financial Assets or cash payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. If the Customer’s counterparty (or other appropriate party) fails to deliver the expected consideration as agreed, J.P. Morgan will notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce its rights against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

(b)

Except to the extent J.P. Morgan and the Customer have agreed to treat settlement of a transaction under the contractual settlement date accounting basis set forth in Section 2.5, J.P. Morgan will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

(c)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings, errors and other similar actions.

2.5	Contractual Settlement Date Accounting

(a)

In cases where J.P. Morgan and the Customer agree to do so, and subject to the other provisions of this Section 2.5, J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and post the Securities Account as pending delivery of the relevant Financial Assets.

(ii)

Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and will then post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.

Global Custody Agreement – New York

(b)

J.P. Morgan may reverse any book entries made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer if J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any Liabilities resulting from such reversal unless such Liabilities were caused by J.P. Morgan’s breach of J.P. Morgan’s Standard of Care. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans of cash and/or Financial Assets to the Customer.

(c)

J.P. Morgan will make available on its website a list of the markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from the contractual settlement date accounting service upon notice to the Customer that is reasonable under the circumstances. Additionally, J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons, either for individual Financial Assets, types of Financial Assets, counterparties or markets, or overall.

2.6	Income Collection (AutoCredit)

(a)

J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets held in the Securities Account, and will promptly notify the Customer of such information.

(b)

Except in cases where J.P. Morgan agrees to offer the AutoCredit service described in paragraph (c) of this Section 2.6, J.P. Morgan shall not be required to credit income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, prior to actual receipt and reconciliation by J.P. Morgan.

(c)

In cases where J.P. Morgan agrees to provide the following service, J.P. Morgan will credit the Cash Account with the anticipated income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (such service hereinafter defined as “AutoCredit”) for those Financial Assets and/or markets for which J.P. Morgan customarily offers an AutoCredit service. J.P. Morgan may reverse AutoCredit credits upon notice to the Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period of time or the credit was incorrect. J.P. Morgan will make available on its website a list of the markets for which it provides AutoCredit. J.P. Morgan may add markets to or remove markets from the AutoCredit service upon notice to the Customer that is reasonable under the circumstances. Additionally, J.P. Morgan reserves the right to restrict in good faith the availability of AutoCredit for credit or operational reasons, either for individual Financial Assets, types of Financial Assets, counterparties or markets, or overall.

(d)

J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Customer of the late payment; however, neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.7	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)

present all Financial Assets for which J.P. Morgan has received written notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

Global Custody Agreement – New York

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)

In the event that, as a result of holding Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a corporate action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash the Customer would have received, as reasonably determined by J.P. Morgan, had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)

If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan will allot the amount redeemed among J.P. Morgan’s global custody customers who are the respective beneficial holders of such a class of Financial Assets in a manner that J.P. Morgan deems to be fair and equitable.

2.8	Corporate Actions

(a)

J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which J.P. Morgan subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.

(b)

J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.8(a) with respect to that Corporate Action.

2.9	Securities Litigation Services

Any notices received by J.P. Morgan’s corporate actions department about a settled securities litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer by e-mail or through an electronic portal if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications except as otherwise agreed in writing between the Customer and J.P. Morgan. The services set forth in this Section 2.9 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.10	Proxies

(a)

With respect to U.S. Financial Assets and, in cases where the Customer elects to subscribe to the service described in this Section 2.10, other Financial Assets, J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information, promptly delivery all such information (including but not limited to proxies, proxy or other notices related to the shareholder meeting, and proxy solicitation materials) to the Customer and, subject to Section 2.10(c), act

Global Custody Agreement – New York

in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)

The Proxy Voting Service is available only in certain markets and for certain types of Financial Assets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrollment form as well as all documentation that may be required for certain markets.

(c)

The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, pledged to a Counterparty, or otherwise in a manner which affects voting;

(iv)	local law or market practices, or restrictions by the issuer; and

(v)

J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a uniform basis (i.e., a “yes” or “no” vote for the total position based on net voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.11	Statements of Account

(a)

J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account and to identify Account Assets as well as Account transactions. The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information. The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.

(b)

The Customer acknowledges that Information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis- postings, delays in updating Account records, and other causes. Subject to its standard of care set forth in Section 7.1(a), J.P. Morgan will not be liable for any Liabilities arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.

2.12	Access to J.P. Morgan’s Records

(a)

J.P. Morgan will, upon reasonable written notice, allow the Customer (and/or the Customer’s auditors and independent public accountants if required for their examination of books and records pertaining to the Customer’s affairs) reasonable access to the records of J.P. Morgan relating to the Accounts. Subject to restrictions under the relevant Applicable law, J.P. Morgan shall direct any Subcustodian to permit the Customer and its auditors and independent

Global Custody Agreement – New York

public accountants, reasonable access to the Subcustodian’s records of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	The Customer shall reimburse J.P. Morgan and its Subcustodians for the reasonable cost of copying, collating and researching archived information as set forth in Section 2.12(a) above.

2.13	Maintenance of Financial Assets at Subcustodian Locations

Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are located.

2.14	Restricted Services

(a)

J.P. Morgan shall post on its website from time to time information regarding jurisdictions for which it supports custody services; J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in jurisdictions other than those on the list.

(b)

J.P. Morgan reserves the right to restrict the Customer’s access to the services J.P. Morgan provides in, and the Liabilities it incurs with respect to, jurisdictions deemed restrictive by J.P. Morgan, and J.P. Morgan shall notify Customers of any such restrictions via its website from time to time.

(c)

In the event a Subcustodian exits the market in which J.P. Morgan previously appointed it to provide custodial services, or is unable to continue to provide custodial services to J.P. Morgan’s satisfaction, J.P. Morgan may (i) remove such Subcustodian from the J.P. Morgan network in accordance with Section 5.1(c), and/or (ii) cease to provide custodial services in such market.

2.15	Foreign Exchange Transactions

(a)

To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange transactions as principal with the Customer or an Authorized Person, and may also facilitate foreign exchange transactions through J.P. Morgan Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such transactions, but J.P. Morgan may establish rules or limitations in its discretion concerning any such foreign exchange transactions. In all cases where J.P. Morgan or J.P. Morgan Affiliates or Subcustodians enter into foreign exchange transactions with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transaction as the Customer’s agent, and such transactions will be governed by the terms and conditions agreed between the Customer and relevant counterparty. Such foreign exchange transactions shall not be deemed as part of the custodial, settlement or associated services under this Agreement. With respect to the Customer’s foreign exchange transactions with J.P. Morgan, J.P. Morgan will be acting on a principal basis as the Customer’s counterparty.

(b)

Where supported by J.P. Morgan as notified to Customer, the Customer (or the investment adviser acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian or a Subcustodian.

2.16	Assets Not Controlled by J.P. Morgan

(a)	J.P. Morgan will not be obliged to (i) hold Account Assets with any person not agreed to by J.P. Morgan or (ii) register or record Financial Assets in the name of any person other than J.P.

Global Custody Agreement – New York

Morgan, a Subcustodian, or their respective nominee or (iii) register or record Financial Assets in the name of J.P. Morgan or its nominee if J.P. Morgan concludes that such registration or recordation cannot be operationally supported, in which case J.P. Morgan will inform the Customer or (iv) register or record on J.P. Morgan’s records Financial Assets or cash held outside of J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be responsible for the control of any such Financial Asset or cash, for verifying the Customer’s initial or ongoing ownership of any such Financial Asset or cash or for income collection, proxy voting, class action litigation or Corporate Action notification and processing with respect to any such Financial Asset. Any transaction relating to the settlement of the purchase or sale of any such Financial Asset shall be treated for purposes of this Agreement as a cash only movement.

(b)

From time to time, at the Customer’s request, J.P. Morgan may agree to hold in its vault on the Customer’s behalf documentation relating to Financial Assets not held in J.P. Morgan’s control. Notwithstanding anything in this Agreement to the contrary, J.P. Morgan shall not be responsible for reviewing this documentation for any purpose, including authenticity, sufficiency or relevance to the Financial Asset to which it purports to relate.

2.17	Change Requests

(a)

If either party wishes to propose any amendment or modification to, or variation of, J.P. Morgan’s services contemplated by this Agreement including the scope or details of the services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change.

(b)

Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request, with the understanding that such fees and/or compensation would be pro-rated or absorbed by J.P. Morgan to the extent such Change is requested by or benefits other J.P. Morgan clients.

(c)

If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a Change, or an increase in J.P. Morgan’s costs or risk associated with provision of its services contemplated by this Agreement, J.P. Morgan shall, following consultation with the Customer and mutual good faith agreement of any modification, be entitled to an appropriate increase in the fees contemplated by Section 4.1 which shall be retroactively applied if the parties’ agreement post-dates the start of J.P. Morgan’s increase costs or risks. Notwithstanding the foregoing, J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change in Applicable Law except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized exclusively for and, at the request of, the Customer; and

(ii)

J.P. Morgan shall be entitled to charge the Customer for any Changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

Global Custody Agreement – New York

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)

The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating Instructions as may be necessary to ensure their continued accuracy and completeness. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of a J.P. Morgan Indemnitee in the manner in which it carries out the Instruction.

(b)

To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)

J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation reasonably satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification, or confirmation reasonably satisfactory to it provided J.P. Morgan acted in accordance with J.P. Morgan’s Standard of Care.

3.2	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures to permit J.P. Morgan to verify the authenticity of Instructions.

(b)

The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, Instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable; provided however, that the Customer reserves the right to notify J.P. Morgan that it does not believe a particular Security Procedure is commercially reasonable notwithstanding its prior adherence to such Security Procedure without objection.

(c)

The Customer and its Authorized Persons are responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are

Global Custody Agreement – New York

transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3	Instructions Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to law, regulation or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will, to the extent permitted by Applicable Law, notify the Customer of its concerns and allow the Customer an opportunity to give a valid Instruction.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested only if J.P. Morgan reasonably deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction was received.

3.5	Electronic Access and Cybersecurity

(a)

Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex II Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)

Each of the Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P Morgan shall provide information relating to its information technology risk management and cyber security procedures as may be reasonably requested by the Customer from time to time and shall, following receipt of a written request therefor, make a presentation to the Customer on such procedures. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

(d)

If J.P Morgan delegates any of its functions under this Agreement or provides access to data of the Customer to any third party to the extent permissible and contemplated under this Agreement, J.P Morgan shall require that any such third party has put in place information technology and cyber security risk management systems, processes and procedures which J.P. Morgan reasonably believes are similar to its own in all material respects.

3.6	Recording of Telephone Communications

Either party may record any of their telephone communications.

3.7	Cooperation with Customer Regulators and Service Providers

J.P. Morgan agrees to cooperate with Customer and its middle office service provider in relation to any reasonable requests from Customer’s regulators, internal or external auditors, independent accountants

Global Custody Agreement – New York

or other service providers (with respect to internal or external auditors, independent accountants or other service providers, upon reasonable request and authorization of the Customer) for information, assistance and/or reporting in connection with J.P. Morgan’s provision of custodial services under this Agreement.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

(a)

The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon by the parties in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers or their agents. Information on J.P. Morgan’s standard costs and charges related to the services provided under the terms of this Agreement is provided in the fee schedule, as may be updated from time to time upon mutual good faith agreement of the parties. Invoices will be payable within thirty (30) days of the receipt of the invoice. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts not subject to a dispute from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts. Unless expressly specified in this Agreement, any price or cost that J.P. Morgan may charge as the Customer’s counterparty in the event J.P. Morgan enters into a principal transaction with the Customer are not treated as fees which must be agreed under this Agreement.

(b)

J.P. Morgan may make reasonable amendments to the fees following consultation with the Customer and mutual good faith agreement of any modification in the event (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change, (i) there is a change in Applicable Law that results in a change to the services provided under this Agreement, or an increase in J.P. Morgan’s costs or risk associated with provision of such services; or (iv) there is a material change in the overall profile of services offered by J.P. Morgan or a J.P. Morgan Affiliate to the Customer. Such fees shall be retroactively applied if the parties’ agreement post-dates the start of the changes in (i) through (iv) above. In the event that there are increases in costs resulting from changes in market infrastructure, including increases in Securities Depository costs, J.P. Morgan may either request the Customer to pay such costs or J.P. Morgan may make reasonable amendments to the fees, following consultation with the Customer and mutual good faith agreement of any modification which shall be retroactively applied if the parties’ agreement post-dates the start of the cost increase.

(c)	J.P. Morgan also reserves the right to charge a reasonable account maintenance fee for any Dormant Account upon notice to the Customer.

4.2	Overdrafts

If a debit to any currency in the Cash Account (including, without limitation, in connection with CLS Services) results or would result in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) where any such transaction is posted to the Securities Account or a Cash Account, reverse any such posting. The Customer acknowledges and agrees it will be responsible for any

Global Custody Agreement – New York

Liabilities resulting from any refusal to settle or any reversal of posting referred to in the previous sentence. Further, if J.P. Morgan elects to make such an advance, the advance will (A) be deemed a loan to the Customer, payable either on demand or automatically upon the occurrence of any event with respect to the Customer that is specified in either Section 9.2(a)(ii) of this Agreement or Section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time and (B) constitutes a Liability hereunder and is secured by the security interest granted in accordance with Section 4.3 (a) of this Agreement. Any such advance will bear interest at the applicable rate charged by J.P. Morgan from time to time for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or refusal to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account. The Customer acknowledges that any advance made under this Agreement is intended to be treated as a “securities contract” for purposes of the U.S. Bankruptcy Code to the maximum extent permitted by that Code, as amended from time to time.

4.3	J.P. Morgan’s Right Over Account Assets; Set-off

(a)

Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan shall have, and the Customer grants to J.P. Morgan, a first priority, perfected and continuing security interest in and a lien on all cash, Financial Assets and any other property of every kind that are credited to the Account or otherwise held for the Customer by J.P. Morgan pursuant to this Agreement or any other custody, deposit or escrow agreement between Customer and J.P. Morgan (“Account Assets”) as security for any and all Liabilities of the Customer to J.P. Morgan arising under this Agreement. J.P. Morgan will be entitled to all rights and remedies available to a secured party under Applicable Law with respect to the Account Assets, including withholding delivery of such Account Assets, selling or otherwise realizing any of such Account Assets and applying the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of the relevant currencies. J.P. Morgan shall provide Customer with advanced written notice of any exercise of its rights under this Section 4.3(a) where reasonably practicable; provided, however, that J.P. Morgan’s failure to do so shall not limit such rights. J.P. Morgan shall provide the Customer with written notice as soon as practicable after any exercise of its rights under this Section 4.3(a) if written notice cannot reasonably be provided in advance.

(b)

Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer owed to J.P. Morgan under this Agreement, any amount in any currency standing to the credit of any of the Customer’s Accounts or any other accounts established pursuant to any other custody, deposit or escrow agreement between Customer and J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to effect such currency conversions as may be necessary at foreign exchange rates determined by J.P. Morgan in its sole discretion for the sale and purchase of the relevant currencies. J.P. Morgan shall provide Customer with advanced written notice of any exercise of its rights under this Section 4.3(b) where reasonably practicable; provided, however, that J.P. Morgan’s failure to do so shall not limit such rights. J.P. Morgan shall provide the Customer with written notice as soon as practicable after any exercise of its rights under this Section 4.3(b) if written notice cannot reasonably be provided in advance.

Global Custody Agreement – New York

(c)

With respect to any obligation of a Customer arising out of this Agreement, including those set forth in subsections (a) and (b) of this Section 4.3, J.P. Morgan shall look for payment or satisfaction of such obligation solely to the assets of the Customer to which such obligation relates as though J.P. Morgan had separately contracted by separate written instruments with respect to each Customer.]

5.	SUBCUSTODIANS AND SECURITIES DEPOSITORIES

5.1	Appointment of Subcustodians

(a)

J.P. Morgan is authorized under this Agreement to act through and hold the Customer’s Financial Assets with Subcustodians. J.P. Morgan will make available on its website a list of Subcustodians. J.P. Morgan may modify the list of Subcustodians from time to time upon notice to the Customer. In addition, J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates, and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository. On the basis of such terms, a Securities Depository may have a security interest or lien over, or right of set-off in relation to the Financial Assets.

(b)

Any agreement that J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide (i) that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and (ii) that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration, unless in each case required otherwise by Applicable Law in the relevant market. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Customer’s assets. Where a Subcustodian deposits Financial Assets with a Securities Depository, J.P. Morgan will direct the Subcustodian to identify on its records that the Financial Assets deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent of the Customer.

(c)

J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan shall notify Customer promptly of any such action, which will be advance notice if practicable. Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.2	Use of Securities Depositories

Global Custody Agreement – New York

(a)

J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in any Securities Depository, or Eligible Securities Depository, as the case may be, on such terms as such Securities Depository, or Eligible Securities Depository, customarily operates, and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository, or Eligible Securities Depository. On the basis of such terms, a Securities Depository may have a security interest or lien over, or right of set-off in relation to the Financial Assets as contemplated by Section 4.3. J.P. Morgan shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s Foreign Financial Assets with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of Customer’s Foreign Financial Assets at such Depository) and at which any foreign Financial Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at J.P. Morgan’s Website. In connection with the foregoing, (i) Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets held and hereby covenants that it will not issue any Instructions to J.P. Morgan to hold its foreign Financial Assets at such Eligible Securities Depositories, (ii) Customer hereby waives, and releases J.P. Morgan from, any liability that J.P Morgan may incur to Customer in connection with any Instructions delivered to J.P. Morgan in contravention of such notification and (iii) Customer shall be solely liable for any Instructions delivered to J.P. Morgan in contravention of such notification. J.P. Morgan shall monitor the custody risk associated with maintaining Customer’s foreign Financial Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 5.2(a) above.

(c)

A list of the Securities Depositories that are used through J.P. Morgan’s network shall be made available to the Customer via J.P. Morgan’s web site. In the exercise of diligence, J.P. Morgan shall determine the eligibility under rule 17f-7 under the 1940 Act of each Securities Depository included on the aforementioned list and shall promptly advise Customer if any Securities Depository ceases to be eligible. J.P. Morgan may modify the list of Securities Depositories from time to time upon notice to the Customer

5.3	Compliance With Securities And Exchange Commission (“SEC”) Rule 17f-5 (“Rule 17f-5”).

(a)

Customer’s board of directors (or equivalent body) (hereinafter “Board”) hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as Customer’s Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the 1940 Act), including for the purposes of: (i) selecting Subcustodians to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Subcustodians (as set forth in rule 17f- 5(c)(2) under the 1940 Act), and/or (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3) under the 1940 Act).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)

provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Subcustodians and of any material change in the arrangements with such Subcustodians with such reports to be provided to Customer’s Board at such

Global Custody Agreement – New York

times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Subcustodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Subcustodians);

(ii)

exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)

in selecting a Subcustodian first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Subcustodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv) under the 1940 Act;

(iv)

determine that the written contract with a Subcustodian requires that the Subcustodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market;

(v)

have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Subcustodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Subcustodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Subcustodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash.

(c)

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Subcustodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(d)	J.P. Morgan shall use reasonable efforts for markets for which it is acting as Foreign Custody Manager to use as its Subcustodians entities that are Eligible Foreign Subcustodians.

(e)

In cases where due to (i) Applicable Law in a market or (ii) market practice or market conditions it is not practicable to have the subcustody services performed by an Eligible Foreign Custodian, J.P. Morgan shall promptly advise the Customer of the circumstances, including any mitigants that may support a conclusion that the arrangement may nevertheless comply with rule 17f-5 under the 1940 Act.

(f)

Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(g)

J.P. Morgan represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7) under the 1940 Act. Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on J.P. Morgan to perform as Customer’s Foreign Custody Manager and (ii) or its investment adviser shall have determined that Customer may maintain foreign Financial Assets

Global Custody Agreement – New York

and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(h)

J.P. Morgan shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

5.4	Liability for Subcustodians and Securities Depositories

(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct Liabilities incurred by the Customer that result from:

(i)

the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian Bank.

(b)

J.P. Morgan will satisfy J.P. Morgan’s Standard of Care in the selection, monitoring and continued appointment of Subcustodians. Subject to J.P. Morgan’s duty in the foregoing sentence and as set forth in Section 5.3(b)(ii), including J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch of J.P. Morgan or an Affiliated Subcustodian Bank.

(c)

J.P. Morgan will not be liable for any Liabilities arising out of any act or omission by (or the insolvency of) any Securities Depository, or Eligible Securities Depository. In the event the Customer incurs any Liabilities due to an act or omission, negligence, willful misconduct, fraud or insolvency of a Securities Depository, or Eligible Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, or Eligible Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

6.	ADDITIONAL PROVISIONS

6.1	Representations of the Customer and J.P. Morgan

(a)

The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents (including from the Customer’s underlying clients, if applicable), to deposit and control the Account Assets, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to incur overdrafts, to grant a lien over Account Assets as contemplated by Section 4.3 and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) as at

Global Custody Agreement – New York

the date of execution of this Agreement, there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer that would materially impair the Customer’s ability to perform its duties and obligations under this Agreement; (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (v) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency; (vi) the Financial Assets and cash deposited in the Accounts (other than those assets (A) pledged to a Counterparty pursuant to Section 2.1(c) or (B) held in Accounts established pursuant to certain account control agreements among the Customer, J.P. Morgan and secured party named therein, (A) and (B) collectively referred to as “Control Account Assets”) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash (other than Control Account Assets); (vii) no delivery of Account Assets by the Customer to J.P. Morgan and no Instruction by the Customer or its Authorized Persons with respect to such Account Assets will contravene Applicable Law; (viii) none of the Account Assets to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan; and (ix) it has and will comply with all Applicable Laws, including but not limited to, laws relating to the prevention and prosecution of money laundering and terrorist financing.

J.P. Morgan may rely upon the representations or certification by an Authorized Person of such other facts as reasonably may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications in accordance with the indemnity provided in Section 7.1(c) hereunder.

(b)

J.P. Morgan represents and warrants that (i) it is a duly established and validly existing legal entity and all necessary approvals, permits, authorizations and licenses from any regulatory authority or required by it under Applicable Law to perform the Services hereunder have been obtained and all actions have been taken by it to comply with all legal and other requirements necessary to ensure that by entering into this Agreement and performing its obligations hereunder it does not violate any laws or regulations applicable to it or the terms of any such necessary approvals, permits, authorizations or licenses; (ii) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms; (iii) it will provide services under this Agreement in compliance in all material respects with all Applicable Laws that relates to J.P. Morgan in its provision of the services hereunder; (iv) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; and (v) as at the date of execution of this Agreement, there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the J.P. Morgan , threatened against J.P. Morgan that would materially impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement.

6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as contemplated by Section 2.1(a) in respect of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any Liabilities arising out of any transactions relating to the

Global Custody Agreement – New York

Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).

6.3	Special Settlement Services (including CLS Services)

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including CLS Services) for transactions involving Financial Assets, cash, foreign exchange, and other instruments or contracts. J.P. Morgan reserves the right to amend the terms upon which special settlement services (including CLS Services) are provided to the Customer, with notice to Customer where reasonably practicable.

6.4	The Customer to Provide Certain Information to J.P. Morgan

The Customer shall promptly provide to J.P. Morgan upon request such information about the Customer and its financial status as J.P. Morgan may reasonably request, including its current organizational documents and its current audited and unaudited financial statements.

6.5	Information Concerning Deposits Held by J.P. Morgan in the U.S.

(a)

If the Customer’s Account is eligible for “pass through” deposit insurance from the Federal Deposit Insurance Corporation (the “FDIC”) as set forth in the Federal Deposit Insurance Act and 12 CFR § 330, then the Customer acknowledges and agrees that if J.P. Morgan becomes insolvent or enters into receivership (hereinafter a “Bank Receivership”), the Customer will: (i) cooperate fully with J.P. Morgan and the FDIC in connection with determining the insured status of funds in each Account, and (ii) provide the FDIC with the information that identifies each beneficial owner and its interest in the funds in each such Account within 24 hours of the Bank Receivership, unless it falls within one of the enumerated exceptions in 12 CFR 370.5(b). The information described in (b) must be sent to J.P. Morgan in the format specified by the FDIC (see: www.fdic.gov/regulations/resources/recordkeeping/index.html). J.P. Morgan shall provide the Customer an opportunity to validate its capability to deliver the information described in (ii) in the format specified by the FDIC so that a timely calculation of deposit insurance coverage for the Account can be completed.

(b)

The Customer further acknowledges and agrees that following a Bank Receivership: (i) a hold will be placed on each Account once a receiver of J.P. Morgan is appointed so that the FDIC can conduct the deposit insurance determination and such hold will not be released until the FDIC obtains the necessary data to enable the FDIC to calculate the deposit insurance coverage for each Account; (ii) its failure to provide the necessary data to the FDIC may result in a delay in receipt of insured funds and legal claims against the Customer from the beneficial owners of the funds in the applicable Account; and (iii) failure to provide the data the FDIC requires may result in the applicable Account being frozen until the information is received, delaying receipt of FDIC insurance proceeds.

(c)

Notwithstanding any other provisions in this Agreement, this section survives after the FDIC is appointed as J.P. Morgan’s receiver, and the FDIC is considered a third party beneficiary of this section.

6.6	Information Concerning Deposits at J.P. Morgan’s Non-U.S. Branches

(a)

Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

Global Custody Agreement – New York

(b)

J.P. Morgan’s London Branch is a participant in the Financial Services Compensation Scheme (the “FSCS”), and the following terms apply to the extent any amount standing to the credit of the Cash Account is deposited in one or more deposit accounts at J.P. Morgan’s London Branch. The terms of the FSCS offer protection in connection with deposits to certain types of claimants to whom J.P. Morgan London Branch provides services in the event that they suffer a financial loss as a direct consequence of J.P. Morgan’s London Branch being unable to meet any of its obligations and, subject to the FSCS rules regarding eligible deposits, the Customer may have a right to claim compensation from the FSCS. Subject to the FSCS rules, the maximum compensation payable by the FSCS in relation to eligible deposits is as set out in the relevant information sheet which is available via J.P. Morgan’s website referenced below. For the purposes of establishing such maximum compensation, all the Customer’s eligible deposits at J.P. Morgan’s London Branch are aggregated and the total is subject to such maximum compensation.

For further information about the compensation provided by the FSCS, refer to the FSCS website at www.FSCS.org.uk. Further information is also available online at http://www.jpmorgan.com/pages/deposit-guarantee-scheme-directive.

(c)

The Customer acknowledges and accepts that deposit accounts maintained under this Agreement at J.P. Morgan’s London Branch are intended to be used solely for purposes relating to the investment and asset servicing services contemplated by this Agreement, and the Customer agrees that it will not give Instructions to J.P. Morgan to process payment transactions relating to those deposit accounts for any other purposes.

6.7	Insurance

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

6.8	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Securities positions of the Customer in response to shareholder communications requests regarding the Account.

6.9	Regulatory Disclosure; Certain Information of the Customer

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)

The European Union’s Central Securities Depositories Regulation requires that J.P. Morgan offer the Customer the choice of maintaining Financial Assets held through certain Securities Depositories in which J.P. Morgan is a direct participant in omnibus or segregated accounts. As of the date of this Agreement, this choice is available with respect to the Customer’s Financial

Global Custody Agreement – New York

Assets held at Euroclear and Clearstream. Information on the Securities Depositories to which this choice is subject and the costs and risks associated with each option is available at https://www.jpmorgan.com/country/US/EN/disclosures. In the absence of Instructions from the Customer to the contrary, its Financial Assets held in these Securities Depositories will be held in omnibus accounts.

(c)

The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below). In addition, the Customer agrees that (i) J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to J.P. Morgan’s discretion. Furthermore, J.P. Morgan shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset. For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the Accounts.

6.10	Confidentiality

(a)

Subject to Section 6.10(c), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by (i) Applicable Law or courts of competent jurisdiction; (ii) governmental, regulatory or supervisory authorities, or law enforcement agencies with jurisdiction over J.P. Morgan’s businesses; or (iii) with the consent of the Customer.

(b)

The Customer authorizes J.P. Morgan to use Confidential Information (i) in connection with the provision of any and all services to the Customer, (ii) for any operational, credit or risk management purposes, (iii) for due diligence, verification or sanctions screening purposes or (iv) for the prevention or investigation of crime, fraud or any malpractice, including the prevention of terrorism, money laundering and corruption as well as for tax reporting.

(c)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)

any Subcustodian, Subcontractor, consultant, agent, Securities Depository, securities exchange, central counterparty, custodian, depositary, trading venue, broker, proxy solicitor, issuer, registrar, service provider or vendor, or any person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement, provided that, with respect to Subcustodians and Subcontractors, the Subcustodians and Subcontractors are aware of the confidential nature of the Confidential Information and are bound by contractual obligation (consistent with this Section 6.10) to keep such Confidential Information confidential;

(ii)

its and any J.P. Morgan Affiliate’s professional advisors, auditors and public accountants, provided that, the service provider is aware of the confidential nature of the Confidential Information and is bound by contractual obligation (consistent with this Section 6.10) to keep such Confidential Information confidential;

Global Custody Agreement – New York

(iii)	its branches and any J.P. Morgan Affiliate, only to the extent necessary to provide the services under this Agreement;

(iv)

any proposed assignee of J.P. Morgan’s rights under this Agreement, provided that, the proposed assignee is aware of the confidential nature of the Confidential Information and is bound by contractual obligation (consistent with the Section 6.10) to keep such Confidential Information confidential; and

(v)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

6.11	Use of J.P. Morgan’s Name

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer, including, but not limited to, notices, sales literature, stationery, advertisements, etc., without the prior written consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as custodian to the Customer.

6.12	Redistribution of Data from Third Parties

The Reports and other output from the Services provided by J.P. Morgan under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which terms J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. The Customer acknowledges that its continued use of such data as provided herein shall constitute the Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

7.1	Standard of Care; Liability

(a)

J.P. Morgan will perform Services (i) with reasonable care, prudence and diligence and in good faith, (ii) without negligence, fraud, willful misconduct or willful omission, and at least at the same standard of care as J.P. Morgan provides for itself and/or J.P. Morgan Affiliates with respect to similar services, (iii) in a manner that is reasonably designed to meet J.P. Morgan’s obligations under this Agreement, and (iv) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of the Services (“J.P. Morgan’s Standard of Care”).

(b)

J.P. Morgan will only be liable for the Customer’s direct Liabilities and only to the extent they result from breach of J.P. Morgan’s Standard of Care in performing its duties as set out in this Agreement or the breach of any representations, warranties or the confidentiality obligations set forth herein.

(c)

Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts or resulting from J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as custodian or banker or service provider to the Customer.

Global Custody Agreement – New York

(d)

Under no circumstances will a Customer be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from Customer’s actions or omissions under this Agreement, provided that this Subsection 7.1(d) shall not apply to any Liability owing to a third party asserting a claim against J.P. Morgan for which J.P. Morgan is entitled to be indemnified under this Agreement.

(e)

The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has satisfied J.P. Morgan’s Standard of Care in connection with the Liabilities in question and has not materially breached this Agreement in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets and further provided that J.P. Morgan shall use all commercially reasonable efforts to mitigate any Liability for which indemnity is sought hereunder provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under this Agreement, provided that, in each case, to the extent practicable, J.P. Morgan uses reasonable care to provide prompt notice to the Customer of the circumstances and all pertinent facts related to the claim for indemnification, it being understood that a failure to notify shall not serve to limit Customer’s obligation to indemnify the J.P. Morgan Indemnitees hereunder, and provided further that in no instances shall the Customer be obligated to indemnify any J.P. Morgan Indemnitee out of any assets other than the assets of the particular Customer in connection with which the Liability has arisen.

(f)

Subject to Section 7.1(b), (c), (g) and Section 7.2, J.P. Morgan shall indemnify the Customer Indemnitees from and against any direct Liabilities which may be imposed on, incurred by, or asserted against a Customer Indemnitee resulting directly either from (i) J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care in the performance of its obligations or duties hereunder; (ii) the failure of a Subcustodian to meet the standard of care set forth in Section 5.4(a) of this Agreement or (iii) the insolvency of any Affiliated Subcustodian, provided that (1) in no event shall J.P. Morgan be obliged to indemnify a Customer Indemnitee from against any Liability (or any claim for a Liability) to the extent such Liability is described in Section 7.2(b) and not caused by a breach of J.P. Morgan’s Standard of Care, and (2) each Customer Indemnitee shall use all commercially reasonable efforts to mitigate any Liability for which indemnity is sought hereunder provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder. For the avoidance of doubt and subject to section 7.1(b) and (c) of this agreement, J.P. Morgan will indemnify a Customer Indemnitee for any direct Liabilities paid out of the pocket of a Customer Indemnitees that result directly from J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care in the performance or its obligation duties under this Agreement, provided that the Customer Indemnitee has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

(g)

The Customer agrees that, except as otherwise provided in this Agreement, J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions that J.P. Morgan reasonably believes to be given by an Authorized Person or make any suggestions to the Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial

Global Custody Agreement – New York

Assets; (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income on any Financial Asset other than as provided in Section 2.6(b); and (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Account Assets. J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.

7.2	Force Majeure

(a)

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to the services and its global custody business that it determines from time to time meet reasonable commercial standards (“Business Continuity Plan” or “BCP”) and periodically test a written Business Continuity Plan that is reasonably designed to enable J. P. Morgan to effect the recovery and, as contemplated by the BCP, continuity of its key operations, systems and processes in a Force Majeure Event (as defined below). Upon request, J.P. Morgan shall provide the Customer with a summary of the then- current Business Continuity Plan. Upon the occurrence of a Force Majeure Event, J. P. Morgan shall (where and to the extent applicable) use commercially reasonable efforts to implement the BCP in accordance with its terms. The Customer acknowledges that the effectiveness of the BCP is subject to actual implementation in a Force Majeure Event or other disaster situation during which time unforeseen crisis and critical events may occur that would affect the effectiveness of the BCP.

(b)

Upon reasonable request, J.P. Morgan shall discuss with a Customer J.P. Morgan’s then-current BCP and/or provide a high-level presentation summarizing such procedures. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Customer or any third party may suffer or incur as a result of causes beyond the reasonable control of J.P. Morgan and/or Subcustodians which may include, but are not limited to, an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud, theft or forgery (other than on the part of J.P. Morgan and/or a Subcustodian or their employees), cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s and/or its Subcustodian’s negligence in maintaining the equipment or software), currency re-denominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or the non-availability of appropriate foreign exchange (a “Force Majeure Event”). As soon as reasonably practicable after the commencement of a Force Majeure Event, J.P. Morgan shall notify the Customer of the occurrence of the Force Majeure Event, the date of commencement thereof, and the effect thereof on J.P. Morgan’s ability to perform its obligations under this Agreement and shall notify the Customer of the cessation of the event.

7.3	Country Risk

(a)

The Customer acknowledges that (i) investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other burdens and costs, and (ii) it remains responsible for assessing and managing investment-related exposures arising out of Country Risk. Accordingly, the Customer agrees that, subject to rule 17f-7 under the 1940 Act, J.P. Morgan will not be responsible for any Liabilities resulting from Country Risk.

(b)	In cases where a Country Risk Event occurs in a particular market, any amounts credited by J.P. Morgan to the Account as a result of any transaction or Instruction (including but not

Global Custody Agreement – New York

limited to securities settlements, asset servicing (which may include payments), or foreign exchange transactions) in such market may be conditional and may be subject to reversal by J.P. Morgan.

(c)

Without limiting the generality of Section 7.2, if a Country Risk Event leads to restrictions on, or losses of, cash or cash equivalents held by J.P. Morgan or any Affiliated Subcustodian Bank in any market for the purposes of facilitating J.P. Morgan’s global custody business, J.P. Morgan may in its sole discretion apply the impact of those restrictions or losses to the relevant currency held in the Customer’s Cash Accounts in a proportional manner as J.P. Morgan may reasonably determine.

7.4	The Parties May Consult With Counsel

Any party will be entitled, at its own cost and expense, to rely on, and may act upon the advice of, professional advisors (which may be the professional advisors of another party) in relation to matters of law, regulation or market practice, and no party shall incur any liability in acting in good faith in accordance with the advice of such professional advisors.

7.5	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that:

(a)

J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issuance of the Financial Assets; or earn profits from any of the activities listed herein, and

(b)

J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer; however, J.P. Morgan remains subject to its Standard of Care.

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by those third party providers and local agents.

In all other respects, J.P. Morgan may delegate to a Subcontractor any of its functions herein (other than acting as custodian unless the Subcontractor is qualified to act as a Subcustodian under Applicable Law). J.P. Morgan shall be responsible for the acts and omissions of any such Subcontractor so employed as if J.P. Morgan had committed such acts and omissions itself.

8.	TAXATION

8.1	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by

Global Custody Agreement – New York

any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.

(b)

The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan as soon as reasonably practicable if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or responsibility for any Liabilities (including any taxes, penalties, interest or additions to tax, whether payable or paid) that result from (i) the inaccurate completion of documents by the Customer or any third party; (ii) the provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party; (iii) the withholding of material information by the Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)

If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, withholding under United States Foreign Account Tax Compliance Act, United States non-resident alien tax and/or backup withholding tax, as applicable).

(d)

The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions, willful misconduct or other breaches of J.P. Morgan’s Standard of Care with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)

Subject to the provisions of this Section 8.2, J.P. Morgan will provide (i) a “relief at source” service to obtain a reduction of withholding tax withheld as may be available in the applicable market in respect of income payments on Financial Assets credited to the Securities Account that J.P. Morgan reasonably believes may be available to the Customer and/or (ii) a tax reclaim service on certain qualifying Financial Assets. J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)

The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from the Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets in the Securities Account and/or the payment of income.

(c)

J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to the Customer from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to the Customer’s tax position or status in any jurisdiction.

Global Custody Agreement – New York

9.	TERM AND TERMINATION

9.1	Term and Termination for Convenience

(a)

This Agreement shall be in effect for an initial term of three (3) years from the Service Commencement Date (the “Initial Term”). Following the Initial Term, the Customer may terminate this Agreement by giving not less than ninety (90) days’ prior written notice to J.P. Morgan and J.P. Morgan may terminate this Agreement on one hundred and eighty (180) days’ prior written notice to the Customer.

9.2	Other Grounds for Termination

(a)	Either party may terminate this Agreement immediately on written notice to the other party upon the occurrence of any of the following:

(i)

the other party commits any material breach of this Agreement, and fails to remedy such breach (if capable of remedy) within thirty (30) days of the party in breach being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

(ii)

the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing.

(iii)

there is a change of control/ownership of the other party or an assignment of the Agreement that is either: (A) objected to and not resolved or refused by a regulatory authority; (B) to a competitor of the non-changing party; or (C) to an entity in material litigation with non-changing party.

(iv)

the other party is in material breach of any applicable regulatory, or other legal requirements and fails to remedy such breach (if capable of remedy) within sixty (60) days of being given written notice of the breach, unless the parties agree to extend the period to remedy the breach.

(v)	the relevant federal or state authority withdrawing its authorization of either party.

(b)

J.P. Morgan may terminate this Agreement (i) immediately upon written notice to the Customer where there is a material transition of Account Assets from the Accounts and/or (ii) by giving not less than sixty (60) days’ prior written notice to the Customer in the event that J.P. Morgan reasonably determines that either the Customer has ceased to satisfy J.P. Morgan’s customary credit requirements or servicing the Customer raises reputational or regulatory concerns.

(c)

J.P. Morgan or the Customer may terminate this Agreement by giving not less than sixty (60) days’ prior written notice in the event that the parties cannot reach agreement with respect to an increase or decrease in fees under Section 2.17(c) or Section 4.1(b).

Global Custody Agreement – New York

(d)

The Customer may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to J.P. Morgan in the event that (i) J.P. Morgan implements a material Change Request to which Customer has objected acting reasonably; or (ii) J.P. Morgan unreasonably delays to add or remove business processing in accordance with a Change Request and fails to remedy such breach (if capable of remedy) within sixty (60) days of being given written notice of the breach by Customer, unless the Parties agree to extend the period to remedy the breach.

9.3	Exit Procedure

(a)

The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Account Assets within a reasonable period before the effective time of termination of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan will be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Account Assets to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk.

(b)

J.P. Morgan will in any event be entitled to deduct any amounts owing to it from the Cash Account prior to delivery of the Account Assets. In the event that insufficient funds are available in the Cash Account, the Customer agrees that J.P. Morgan may, in such manner and, at such time or times as J.P. Morgan in its sole discretion sees fit, liquidate any Financial Assets in the Securities Account that J.P. Morgan, in its sole discretion, may select in order to deduct such amount from the proceeds.

(c)	The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination.

(d)	Upon termination, the Customer will provide J.P. Morgan with contact information and payment instructions for any matters arising after termination.

(e)	Termination will not affect any of the Liabilities either party owes to the other party arising under this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1	Notice

(a)

Unless the Customer and J.P. Morgan have agreed otherwise, J.P. Morgan may, subject to Applicable Law, provide any notice to Customer required under this Agreement, other than a notice pursuant to Section 9, by either posting it on J.P. Morgan’s website or portal or, at its option, by other reasonable means.

(b)	Any notices relating to any change in fee provisions will be notified to Customer by email at the email address provided by the Customer to J.P. Morgan.

(c)

Notices pursuant to Section 9 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on the first page of this Agreement, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement

Global Custody Agreement – New York

without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. Nevertheless, the foregoing restriction on transfer shall not apply to any assignment or transfer by J.P. Morgan to any J.P. Morgan Affiliate or in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business, provided such successor is qualified to act as a custodian under Applicable Law and further provided that, if permitted by Applicable Law and applicable merger, organization, stock sale or other documentation, J.P. Morgan shall provide advance notice. Furthermore, and notwithstanding anything to the contrary in this Agreement, in the event J.P. Morgan becomes subject to a resolution proceeding under the Federal Deposit Insurance Act (12 U.S.C. 1811–1835a) or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381–5394) and regulations promulgated under those statutes (each, a “U.S. Special Resolution Regime”) the transfer of this Agreement (and any interest and obligation in or under, and any property securing, the Agreement) from J.P. Morgan will be effective to the extent effective under the U.S. Special Resolution Regime.

10.3	Entire Agreement and Amendments

This Agreement, including any Schedules, Exhibits, Annexes and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. The parties may enter into one or more operational service level documents on terms agreed by the parties and may vary any service level document by agreement at any time. The operational services documents will form part of this Agreement. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments must be in writing and signed by both parties, except where this Agreement provides for amendments by notice from J.P. Morgan. Where an amendment to this Agreement is required as a result of a change in Applicable Law, J.P. Morgan and the Customer will follow the process set forth in Section 2.17.

10.4	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

Global Custody Agreement – New York

10.5	Severability; Waiver; and Survival

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Agreement shall survive its termination.

10.6	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.7	No Third Party Beneficiaries

Except as expressly provided herein, a person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

JANUS ASPEN SERIES		JPMORGAN CHASE BANK, N.A.

By:	/s/ Jesper Nergaard	By:	/s/ Carl Mehldau
Name:	Jesper Nergaard	Name:	Carl Mehldau
Title:	Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer	Title:	Executive Director

Date:	October 22, 2025	Date:	October 22, 2025

Global Custody Agreement – New York